COMARCO, INC.

Moderator: Douglas Sherk

May 28, 2003

1:00 pm CT

Operator:	Good morning and/or afternoon, ladies and gentlemen.

And welcome to the Comarco Incorporated First Quarter Fiscal 2004 Earnings Conference Call.

At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at anytime during the conference, please press the star followed by the 0.

And as a reminder this conference is being recorded today Wednesday, May 28, 2003.

I would now like to turn the conference over to Mr. Doug Sherk of the EBC Group. Please go ahead, sir.

Douglas Sherk:

Thanks, operator. This is Doug Sherk with EBC, Investor Relations Council to Comarco. With us today are Tom Franza, President and CEO of Comarco and Dan Lutz, Vice President and Chief Financial Officer.

As the market opened this morning, Comarco announced results for the first quarter of fiscal year 2004. If you haven’t seen this news release and would like a copy, please call EBC at (415) 659-2285 and we’ll have one sent to you immediately.

There will be a taped replay of this call beginning approximately one hour after its conclusion, and available until May 30 at 9 pm Eastern time. The replay number is (800) 405-2236, or for International callers, (303) 590-3000, and you should use the pass code 539467 and the number sign. Web cast of today’s call will be available until the release of the company’s fiscal 2004-second quarter results in late August at www.comarco.com.

Before we get started, as a reminder during the course of this conference call, the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call which state the company’s or management contentions hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that Comarco’s actual results could differ materially from those projected on such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements as contained from time-to-time in the company’s SEC filings, including but not limited to the company’s report on Form 10-K for the year ended January 31, 2003, copies of this document are available and be obtained by contacting Comarco or the SEC.

In addition, during the course of this call, management will provide historic, non-GAAP measures of earnings per share for the first quarter ended April 30, 2002. These measures exclude non-cash charges and we are providing this non-GAAP measures to help investors understand the operating performance of the company.

Now, I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

Thomas Franza:	Thanks, Doug, and thanks to everyone on the call for joining us.

Today, I would like to update you on the quarter and on our plans of developing a large number of very important products this year and provide some insight on what they may mean to our business performance going forward. Dan will then come back on the call and provide an in-depth discussion of our fiscal first quarter results. And finally, we’ll both welcome your questions.

First of all, total revenues for the quarter were $6.5 million and our net loss per share was 12 cents. While wireless applications came in as we had expected, our wireless test solutions business with approximately $1.9 million in revenue was a bit soft. We continue to face a very challenging market environment but with acceptance of Seven.Five we are confident that second quarter results for wireless test solutions will surpass those of the first quarter.

Seven.Five is a mobile test platform offering a complete wireless test solution supporting 2G and 2-1/2G air-interface standards as well as wideband CDMA and CDMA 2000. Seven.Five is a superior data collection platform with best-in-class scanning receiver, voice, data, video quality algorithms, and a powerful post processing system.

Seven.Five is the complete tool for a complex wireless infrastructure analysis. It supports voice, data, video optimization and quality of service for benchmarking. It has been designed to be used by cellular operators and engineering professionals worldwide.

During the first quarter, we officially launched a derivative product to Seven.Five scanning receiver that will be used by radio engineering professionals and by manufacturers of wireless test equipment. This multi-band, multi-technology scanner is an economical and easy to use product for use as looking to improve scanning rates while significantly reducing total cost of ownership.

Our next addition to the Seven.Five family will be the Seven.Five Solo and Duo products. These are lower-end derivatives of the Seven.Five multi products. Notwithstanding the challenging market for wireless telecom, we are encouraged by the continuing progress of 3G in Europe, and believe that in the US, the adoption of wireless data applications will positively affect sales of Seven.Five going forward.

Moving to ChargeSource, as you will recall, the biggest development that we discussed during the fourth quarter call was the recall of the AC plug used on our 70-watt power adaptor. As a result of much hard work and cooperation on the part of both Comarco and Targus teams, we have been able to redesign the plug and have it approved by both the Consumer Product Safety Commission and the UL.

We began shipping the redesigned 70-watt ChargeSource product at the end of April, as a result, ChargeSource revenue as in the first quarter came in as expected at $2.9 million. Targus has been busy getting our product back on retail at shelves. Overall, I would say that the recall, though unfortunate, has gone very smoothly and as this point, demand for our product continues to be strong. The power category continues to grow in terms of importance. In order to provide the most comprehensive product lineup in this category, we are expanding the Q2 launch to seven products.

Our expanded product line will not only be the broadest mobile power product offering, but the new ChargeSource products will be the only products compatible with the latest generation of laptop computers and will be significantly smaller and wider than computing products. We are confident that the latest generation ChargeSource will be the standard against which all other mobile products are judged.

While we will provide more details as the launch nears, let me offer you a brief overview of the ChargeSource product line roadmap. In addition to competitive 70-watt products, we will release a DC and combined AC/DC 120-watt units as well as low power units for cell phones, PDA’s and DVDs. We will also offer the first universal battery for laptops and all other supported ChargeSource devices.

We expect to begin shipping these new products by the end of our second quarter and sales of this product should have a positive financial impact starting in our third quarter.

On the Call Box side of the business, during the first quarter, we generated approximately $1.7 million in revenue, as expected. As we discussed several times in the past, quarterly Call Box revenues tend to be lumpy. Despite the budgetary issues facing many states and local government bodies, we continue to believe that Call Box can generate its customary $10 million in revenue for the entire fiscal year.

So, with the ChargeSource recall largely behind us, we are working hard to regain our momentum in this sector, and with our July watch. At the same time Seven.Five is generating solid interest and orders while the market remains very challenging. And Call Box continues to be a consistent performer.

While our second quarter revenue will be impacted by the ChargeSource recall, we are confident that our performance during the second half of the year will be significantly better.

Now, I’d like to turn the call over to Dan to review the first quarter financial performance and review our outlook for the remainder of fiscal 2004.

Daniel Lutz:	Thank you, Tom. Good afternoon ladies and gentlemen. I’d like to first review our income statement, then our balance sheet and I’ll conclude with our current outlook for fiscal 2004.

With the respect to the income statement, the revenue for the first quarter ended April 30, 2003 totaled $6.5 million, which was down $1.3 million or 17% when compared to $7.8 million for the first quarter of fiscal 2003. And sequentially, first quarter revenue increased approximately $400,000 or 7% in comparison with fourth quarter of fiscal ’03.

We reported a net loss for the first quarter of $800,000 or 12 cents per share compared to a net loss of $3.5 million or 50 cents per share for the first quarter of fiscal ’03. The pro forma net loss for the first quarter fiscal ’03—and pro forma excludes non-cash charges as listed on the final page of this mornings press release—was $500,0000 or 8 cents per share.

I’d like to provide some additional EPS and share information. As of April 30, 2003, we have 7,027,000 shares outstanding; and that’s also the appropriate proxy for weighted average shares outstanding in calculating diluted EPS for the first quarter of fiscal ’04. And during the first quarter of fiscal ’04 the company repurchased 22,000 shares, for an aggregate $168,000 or an average price of about $7.65 per share.

As you know, Comarco reports its business operations in two segments; wireless test solutions and wireless applications. The wireless test solutions segment, which has previously been referred to as our wireless infrastructure business, designs and manufactures network-testing products for use by wireless carriers, equipment vendors and others. And the wireless application segment designs and manufactures wireless Call Box systems, and our ChargeSource Mobile power products for laptops, cell phones and other handheld devices.

Now, I’d like to breakout our first quarter revenue by operating segment. Revenue for our wireless test solutions business was approximately $1.8 million, which is down significantly in comparison to $3.1 million for the first quarter of the prior fiscal year. As previously announced, and to help you make period-over-period comparisons, I’d like to provide some additional data related to our wireless test solutions revenue.

By the end of the second quarter of fiscal ’03, we had completed the contractual obligations of our engineering services contracts and had exited the business in total. During the first half of fiscal ’03, we have recorded approximately $900,000 in revenue related to these contracts or approximately $450,000 for each quarter—that being the first two quarters of last year. We have no comparable revenue in the first quarter of—the quarter just completed or fiscal ’04.

As Tom mentioned, the markets for our wireless test solutions product line continues to be soft, but with the introduction of our new Seven.Five platform, we remain optimistic that sales will increase quarter-to-quarter. Revenue for our wireless applications business for the first quarter of fiscal ’04 totaled approximately $4.6 million, which is comparable to the first quarter of the prior fiscal year.

The further breakdown of the wireless applications revenue, Call Box revenue for the first quarter increased $241,000 to $1.7 million in comparison with the first quarter of fiscal ’03. As we have indicated each quarter, our Call Box business tends to be choppy on a quarterly basis, but it’s fairly consistent and predictable on an annual basis.

The other component, which should be the sales of our ChargeSource products for the first quarter, decreased approximately $300,000 to $2.9 million, in comparison to the first quarter of fiscal ’03. Following on what Tom said, we believe ChargeSource has great potential and the impending introduction of new products, which are currently scheduled to be rolled out during the second quarter has the potential to drive significant annual growth.

The gross margin for the first quarter of fiscal ’04 was approximately 39% and that’s up from 36% for the first quarter of fiscal ’03 and this increase was due to maintaining the cost structure to complete our engineering services obligations during the first half of fiscal ’03.

And I’d like to breakdown the gross margin by business segment. For the first quarter of fiscal 2004, the gross margin for our wireless test solutions business was approximately 36%, an increase over the 30% gross margin for the first quarter of fiscal ’03. With respect to our wireless applications business, the first quarter gross margin was comparable to the first quarter of fiscal ’03 at 40%.

Moving on to selling, general and administrative cost, during the prior fiscal years, we spend a great deal of effort to reduce our indirect cost structure. Our current run rate for the first quarter of fiscal ’04 was approximately $2.5 million and it includes legal fees that are issue-specific and once resolved, I would expect SG&A to be on a quarterly run rate of between $2.3 and $2.4 million.

Engineering and support cost for the first quarter of fiscal ’04 totaled $1.5 million and were comparable to both the first and fourth quarters of fiscal 2003. It is important to point out that gross engineering cost were flat in comparison to the first quarter of fiscal ’03, however, we capitalized approximately $300,000 less in software development cost during the quarter just completed in comparison to the first quarter of fiscal ’03. And during the first quarter of fiscal ’04, capitalized software development cost, net of amortization increase by approximately $300,000.

Now, this increase is consistent on our software development schedule and expected product release dates. By the end of fiscal ’04 I expect net software capitalization to be zero with the capitalized balance decreasing in future years.

On a run rate basis, I would expect engineering and support cost to remain flat in comparison to the first quarter level of $1.5 million decreasing slightly during the second half of fiscal ’04 as our development projects are completed.

I’ve received requests for depreciation and amortization information, so for the first quarter of fiscal 2004, amortization of software development cost totaled $478,000 and depreciation and other amortization totaled $530,000.

And in concluding the operational review for the first quarter, we were a push as far as generating cash flow from operations for the quarter.

Moving on to the balance sheet. As of the end of the quarter, which is April 30, 2003, our cash balances totaled $23.7 million, which is a decrease of about $1.7 million in comparison to the prior year end balance. Selected uses of cash during the quarter, ended April 30, 2003, included $500,000 for property and equipment, acquired primarily to expand production capacity for our ChargeSource business and about $900,000 for software development and acquired software rights.

Accounts receivable. At April 30, 2003 was $2.5 million. Based on sales for the first quarter are DSOs came in at 62 days. This calculation obviously excludes the impact of the $3.2 million credit issued to Targus and recorded as a reduction in accounts receivables; and that adjustment was made at year end fiscal ’03.

Again, we had an unusually good quarter with respect to cash collection activities due to timely payments and prepaid orders. I would expect DSOs for the second half of the year to come in at, say, 68 to 70 days, looking forward.

Now looking ahead, we offer the following guidance for the balance of fiscal 2004. Our ChargeSource business is expected to come in slightly below $5 million for the first half of the year, as we believe it will be impacted by the recall and the new product transition. So just to do the math, we had $2.9 in the first quarter, we expect $5 million in the first half of the year. New models won’t be available until late in the second quarter and that will impact our second quarter revenue.

For the second half of the year, we believe revenues will run an annual rate in excess of $22 million and that’s once all new products are out in the market place.

With respect to the wireless test solutions business, we mentioned in the past the volatility of these markets continue to be—to make the segment very difficult to predict. Our new product line is generating significant interest and we believe that we can come close to the required revenue level we need to achieve breakeven. However, our first quarter—while better than the fourth quarter—is expected to be the weakest of the year. And we expect sequential quarterly improvement as the year progresses.

Finally, at this point, the Call Box business continues to look like the nominal $10 million in revenue business a year and it’s been that way for several years. While the states have budget issues we can see a path to achieving that revenue level.

From an operating model perspective, for the year, we’re looking at gross margins from our operating segments are consistent and on an annual basis to those—let me try to make that a little bit clear. I think looking forward, we would expect to have gross margins moving forward that are in some cases consistent with the quarter we just completed, that would be 40% for our wireless applications and 50% for our wireless test solutions.

I’ve previously indicated our expectations for SG&A and engineering support cost. Additionally, we do expect to report a net loss for the second quarter with a return to solid profitability in the third and fourth quarters.

I now would like to turn the call back over to Tom. Tom?

Thomas Franza:

Thanks, Dan. As we look ahead, we are quite excited about the developmental roadmap that we have outlined for you for Seven.Five and ChargeSource. We will continue to manage our balance sheet prudently, which currently has $24 million in cash and no-debt. We believe that executing on these two fronts as well as the effective management of our strong cash flow Call Box business will allow us to return to profitability and growth as the second half of the year unfolds.

Now, operator, let’s take questions.

Operator:

Thank you, sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please press the star followed by the 1 on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the 2. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

One moment, please, for the first question.

As a reminder ladies and gentlemen, if there are any questions, please press the star followed by the 1 at this time. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please.

Thank you. Our first question comes from (Michael Cody) with Sidoti & Company. Please go ahead.

(Michael Cody):	Thanks. Hi, Tom and Dan.

Daniel Lutz:	Hi, (Michael).

Thomas Franza:	Hi, (Michael).

(Michael Cody):

Could you talk a little bit about—you used to talk about this in the past but briefly, but I wanted it to try and get a better sense of it, your strategy in terms of smoothing out the ChargeSource revenue on a quarter-to-quarter basis as opposed to having a significant ramp prior to the holiday quarters? Could you talk about that process, as well as the timing of the new product launches and how smooth you anticipate that, Dan?

Daniel Lutz:

Yeah, let me take a shot at that one, kind of a two-part question there. In terms of how we are going to manage the flows of products currently. We are currently looking carefully, weekly sell through data that comes back from the channel and we are attempting to match the production process to sell through. And as a result and because the data that comes back is fairly smooth because that’s the way the items sell, I would expect that we would have much smoother quarters looking forward than in the past when we didn’t have that operational approach in place.

In terms of the rollout being smooth you can imagine the number of variables that have to get managed to make one of this things come off, go out moving in the retail. But there’s been a lot to work done by Targus and Comarco; there’s still quite a bit more to be done in terms of the packaging and the logistics and all of the other issues. And we do have a fairly large number of products that are going to be entering the channel. So the timing appears to be starting in June and in terms of shipping from Comarco, starting in June, and working its ways through August in terms of items appearing at the retail level—July through end of August maybe even in the September depending on the item and depending on the item and depending on the specific retailer that’s involved. There is a detailed plan in place and its staggered to an extent, somewhat governed by the plan-o-gram requirements of the different retailers.

Was that helpful, (Michael)?

(Michael Cody):	It was, very much. Thanks. Let me switch gears now to the wireless test solutions, a couple of questions there. What were the timing of the Seven.Five Solo and Duo?

Daniel Lutz:	The timing is in the summer time, I think. I don’t have the exact schedule right in front of me, but I believe we’re in the July and August timeframe for both Solo and Dou.

(Michael Cody):

Dou. Okay. All right. And I’ve seen a couple of articles lately about carrier shipping their focus to lowering churn, increasing our bill and not going after subscriber growth per say, just for growth sake. Are you sort of seeing that reflected in any increased demand for wireless-type solution in your part and your conversation with carriers?

Daniel Lutz:

I think, more in Europe or a much stronger focus on quality of service to keep customers happy in Europe, and obviously a more interest in discussing this subject, if you are in the US. I’m not sure I’ve seen a behavioral change yet on the part of the carriers. They’ve got a lot to manage right now. They are offering and promoting pretty heavily this data offerings in the US, and this is a new product offering for them and for their customers. And there seem be a lot focus on that currently. And that has a pretty major quality implication to it as well.

But it seems sensible to me that going forward quality of service or anything that would help reduce churn would gain a larger emphasis in every cellular operator.

(Michael Cody):	Okay. May I know your complete diagnostic at this point in terms of whether it’s a GSM or CDMA and in terms of 3G, CDMA 2000 or wideband CDMA?

Daniel Lutz:

Yes. We are. We are licensed for all the CDMA 2000 activities, as well as wideband CDMA. The product development that’s going on currently is to execute on the full-blown wide band CDMA, then followed by GSM wideband CDMA in one package, and then moving through 1XR-TT for the US market. And all of that is flowing out now in the June, July, August timeframe here for Seven.Five, so we’re kind of in the product development heaven here at Comarco. Currently, there’s a lot of development that’s going to be reaching a conclusion in the late summer timeframe.

(Michael Cody):	Okay. Great. Thanks a lot.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by the 1 at this time. As a reminder, if you’re using speakerphone equipment, you will need to lift the handset before pressing the numbers.

Mr. Franza, there are no further questions at this time. Please continue.

Thomas Franza:	Okay. Well I want to thank everyone for joining us today and we—Dan and I will be in the office today and we look forward to updating you on progress as we work our way through the second quarter.

Thanks, everyone. Goodbye.

Operator:	Ladies and gentlemen. This concludes the Comarco Incorporated First Quarter Fiscal 2004 Earnings Conference Call.

If you would like to listen to a replay of today’s conference call, please dial (303) 590-3000 or 1-800-405-2236 followed by the pass code 539467.

Once again, if you would like to listen to a replay of today’s conference, please dial (303) 590-3000 or 1-800-405-2236 followed by the pass code 539467.

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